Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Paramount Gold Nevada Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share (4)		(1)	(2)	—

Equity	Preferred Stock, $0.01 par value (4)		(1)	(2)	—

Other	Depositary Shares (4)		(1)	(2)	—

Debt	Debt Securities (4)		(1)	(2)	—

Other	Warrants (4)		(1)	(2)	—

Other	Units (4)		(1)	(2)	—

Total Offering Amounts					$25,000,000	0.00014760	$3,690

Total Fee Offsets

Net Fee Due							$3,690

(1)

There are being registered under this registration statement such indeterminate number of securities of each identified class of the registrant, all at indeterminate prices, as shall have an aggregate initial offering price not to exceed $25,000,000 or the equivalent amount denominated in one or more foreign currencies. Any securities registered under this registration statement may be sold separately or as units with other securities registered hereunder.

(2)

The proposed maximum offering price per unit is not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities registered hereunder.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(4)

Pursuant to Rule 457(i) under the Securities Act, the securities registered hereunder also include such indeterminate number of shares of common stock, preferred stock, depositary shares, debt securities, warrants and units as may be issued upon exercise, settlement, exchange or conversion of any securities registered hereunder that provide for those issuances. In addition, pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.